Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-8 (File Nos. 333‑190683 and 333-179869) and into the Registration Statements on Form S-3 (File Nos. 333-228833, 333‑179868, and 333-203821) of our report dated September 12, 2019, relating to our audits of the consolidated financial statements of Radiant Logistics, Inc. and subsidiaries (“the Company”)  and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10‑K of Radiant Logistics, Inc. for the year ended June 30, 2019.

/s/ PETERSON SULLIVAN LLP

Seattle, Washington

September 12, 2019